Exhibit 10.9

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of January 5, 2011, by and between JOSEPH V. FISHER TWO, L.L.C., a Florida limited liability company, and LAVERN B. FISHER TWO, L.L.C., a Florida limited liability company (collectively, “Landlord”), and MASCO ADMINISTRATIVE SERVICES, INC., a Delaware corporation (“Tenant”), with reference to the following facts which are acknowledged and agreed to by the parties and made a part hereof:

A.                                    Landlord and Tenant are parties to a Lease Agreement dated as of July 11, 2003 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated as of November 1, 2003, and Second Amendment to Lease Agreement dated as of November 10, 2008 (collectively, the “Lease”), relating to certain Premises located at 260 Jimmy Ann Drive, Daytona Beach, Florida.

B.                                    The Term of the Lease is currently scheduled to expire on February 28, 2011, and Landlord and Tenant now desire to extend the Term and otherwise amend the Lease on the terms and conditions set forth in this Amendment.

For good and valuable consideration, the receipt and adequacy of which are acknowledged, Landlord and Tenant agree as follows:

1.                                 Extension of Term. The Term of the Lease is extended through February 29, 2016 on the same terms presently contained in the Lease, as amended by this Amendment, and at the same Base Rent of $27,750.00 per month. Taxes, Common Area Charges and Insurance Costs shall continue to be payable by Tenant pursuant to Article IV of the Original Lease. Notwithstanding any provision of this Amendment or the Lease to the contrary, Tenant shall have the option to terminate the Lease and the Term effective as of any date (the “Termination Date”) on or after February 28, 2014, provided that Tenant exercises such option by giving to Landlord written notice not later than three (3) months prior to the Termination Date.

2.                                 Options to Extend. Tenant shall have two (2) further options to extend the Term, each for a period of five (5) years (the “Extended Term(s)”) on the same terms presently contained in the Lease as amended by this Amendment, except that Base Rent during the first (1st) Extended Term shall be $29,137.50 per month, and Base Rent during the second (2nd) Extended Term shall be $30,594.38 per month. Each such option shall be exercisable by Tenant by giving written notice to Landlord of its election to extend at least three (3) months before the expiration of the then-current Term. Tenant shall be entitled to exercise each option only if at the time of exercise the Lease is in full force and effect and Tenant is not in default thereunder beyond any applicable notice and cure period.

3.                                 Tenant’s Repair Obligations. Tenant shall continue to be responsible, at Tenant’s sole cost, to maintain an HVAC service contract that includes period service and changing of filters, but Tenant shall not be required to perform any extraordinary repairs to the HVAC system of the Premises (i.e., in excess of $250 per occurrence or $750 per calendar year), which shall be the sole responsibility of Landlord. In the event that, at any time during the Term, the HVAC system of the Premises or any component thereof (other than filters and other minor items included in a standard routine maintenance contract) ceases operating in its normal manner through no fault or neglect of Tenant, and Tenant is notified in writing by a licensed HVAC contractor that such system or component has reached or during the following eighteen (18) months will reach the end of its useful life, then Landlord at its sole cost shall promptly replace such system or component in lieu of Tenant repairing same. For purposes of the Original Lease, the term “structural portions” of the Premises, as defined in Section 7.1 of the Original Lease, shall additionally include the windows and exterior walls and doors of the Premises.

4.                                 Improvement Allowance. In the manner specified below in this Section 4, Landlord shall pay to Tenant the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Allowance”) for use by Tenant to improve the Premises and for other uses in the sole discretion of Tenant. The Allowance shall be paid to Tenant in the form of a credit against accruing Base Rent starting March 1, 2011, and continuing until paid in full (i.e., credits in the amount of $27,750.00 per month against monthly Base Rent for nine [9] consecutive months, and then a credit of $250.00 against Base Rent due for December, 2011).

5.                                 Notice Addresses. All notices to Tenant shall be sent concurrently, in accordance with Section 16.7 of the Lease, to the following addresses:

Masco Administrative Services, Inc.
2339 Beville Road

Daytona Beach, FL 32119

Attention: Deborah Bacom

with a copy of all substantive notices (such as notices of default), but not routine notices (such as monthly invoices), to:

Masco Corporation

21001 Van Born Road

Taylor, MI 48180

Attention: General Counsel

6.                                 Miscellaneous. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given in the Lease. This Amendment (a) supersedes and controls over any conflicting dates and any other conflicting terms or provisions set forth in the Lease and, subject to the foregoing, the Lease remains unchanged and the parties hereby reaffirm and ratify all of the terms and provisions thereof, which are incorporated herein by this reference, (b) may be signed in counterparts and delivered by facsimile or electronically-transmitted copy with ink-signed hard-copy to follow by first class mail, with all such counterparts, together, constituting one and the same document, (c) shall become binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns immediately upon execution and delivery by both Landlord and Tenant, but not before, and (d) contains all agreements between Landlord and Tenant relating to its subject matter and shall not be altered, modified or amended except in a written document signed by Landlord and Tenant. In the event of a default under Section 4 of this Amendment, time being of the essence, Tenant, at its option, may enforce its rights thereunder by offsetting the amount of any such default against Rent accruing under the Lease. The failure or delay of Tenant to exercise or enforce any rights, powers, or remedies shall not operate as a waiver of such rights, powers, and remedies. Each of the individuals signing below represents and warrants that he (i) has been duly authorized to execute this Amendment on behalf of Landlord or Tenant, as applicable, and (ii) has not executed this Amendment in reliance on any promise or representation other than those expressly set forth herein.

Landlord and Tenant have executed this Amendment as of the date first written above.

Landlord:		Tenant:
JOSEPH V. FISHER TWO, L.L.C.,		MASCO ADMINISTRATIVE SERVICES, INC.,
a Florida limited liability company		a Delaware corporation

By:	/s/ Joseph V. Fisher	By:	/s/ Jerry W. Mollien
	Joseph V. Fisher, Managing Member		Jerry W. Mollien, Vice President

LAVERN B. FISHER TWO, L.L.C.,
a Florida limited liability company

By:	/s/ Joseph V. Fisher
Joseph V. Fisher, Managing Member